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Exhibit 21

Subsidiaries

Name	Jurisdiction of Incorporation
VIST Bank	Pennsylvania
VIST Insurance, LLC	Pennsylvania
VIST Capital Management, LLC	Pennsylvania
First Leesport Capital Trust I	Delaware
Leesport Capital Trust II	Delaware
Madison Statutory Trust I	Delaware
VIST Realty Solutions, LLC	Pennsylvania
VIST Mortgage Holdings, LLC	Pennsylvania

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  Exhibit 21
Subsidiaries